EXHIBIT 99.1


             ANICOM ANNOUNCES PRIVATE PLACEMENT OF PREFERRED STOCK


ROSEMONT, ILL., MAY 21, 1997 -- Anicom, Inc. (Nasdaq: ANIC), a national leader in the sale and distribution of multimedia wiring products, today announced that it has agreed in principle to sell approximately three million shares of convertible preferred stock in a private placement of approximately $27,000,000 to a group of institutional investors including Cahill, Warnock Strategic Partners Fund and Huizenga Capital Management. Anicom expects to close this private placement in the next two weeks.

Commenting on the private placement, David Warnock, Managing Member of Cahill, Warnock & Company, L.L.C., said, "We have followed Anicom's recent acquisitions and growth and we are excited about their opportunities for continued growth in this highly fragmented industry." Peter Huizenga, President of Huizenga Capital Management, added, "We believe the experienced management team at Anicom is well poised to take advantage of the growth opportunities in this market."

Alan Anixter, Anicom's Chairman of the Board, said, "We expect that this investment will enhance our ability to grow a strong and profitable company." Proceeds from the private placement will be used for ongoing acquisition opportunities as they arise and for general corporate purposes.

Since its initial public offering in February, 1995, Anicom has acquired nine companies and opened more than 20 locations. Revenues for the fiscal year ended 12/31/96 were $116 million, compared to $29 million for the fiscal year ended 12/31/95. Revenues for the first quarter ended March 31, 1997 were $45 million and net earnings were $888,000, or $.06 per common share.

Coopers & Lybrand Securities L.L.C. served as financial advisor to Anicom in this transaction. These securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Anicom is a national leader in the sale and distribution of multimedia technology products, with over 40 locations nationwide. The company provides products that "interconnect the Internet" and are used in the growing global communications industry.

In  compliance  with  the  Safe  Harbor  Provision  of  the  Private  Securities
Litigation Reform Act of 1995, the company notes the statements contained in this press release that are not historical facts may be forward-looking statements that are subject to a variety of risks and uncertainties more fully described in Anicom's filings with the Securities and Exchange Commission including, without limitation, those described under "Risk Factors" in Anicom's Resale Prospectus dated November 15, 1996 and in Anicom's Annual Report on Form 10-KSB for the year ended December 31, 1996. Anicom wishes to caution readers of this press release that these risks and uncertainties could cause Anicom's actual results in 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Anicom. These risks and uncertainties include, without limitation, general economic and business conditions affecting the industries of Anicom's customers in existing and new geographical markets, competition from national and regional distributors, the availability of sufficient capital, Anicom's ability to identify the right product mix and to maintain sufficient inventory to meet customer demand, Anicom's ability to successfully acquire and integrate the operations of additional businesses and Anicom's ability to operate effectively in geographical areas in which it has no prior experience.